                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*

                    ENRON GLOBAL POWER & PIPELINES L.L.C.
                    -------------------------------------
                               (Name of Issuer)

                     LIMITED LIABILITY COMPANY INTERESTS
                    -------------------------------------
                        (Title of Class of Securities)


                                  29356M100
                    -------------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement: [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 Pages

---------------------                                     ---------------------
CUSIP NO. 29356M100                                        Page 2 of 10 Pages
---------------------                                     ---------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    Enron Corp. I.R.S. Identification No. 47-0255140
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
2
                                                        (b)  [ ]

    N/A
--------------------------------------------------------------------------------
    SEC USE ONLY
3


--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
4

    Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
      NUMBER OF       5

        SHARES                13,154,986
                      ----------------------------------------------------------
     BENEFICIALLY             SHARED VOTING POWER
                      6
       OWNED BY
                              -0-
         EACH         ----------------------------------------------------------
                              SOLE DISPOSITIVE POWER
      REPORTING       7

        PERSON                13,154,986
                      ----------------------------------------------------------
         WITH                 SHARED DISPOSITIVE POWER
                      8

                              -0-
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

    13,154,986
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
10

    N/A
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

    53.95%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
12

    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ---------------------
CUSIP NO. 29356M100                                        Page 3 of 10 Pages
---------------------                                     ---------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    Enron Holding Company L.L.C.  I.R.S. Identification No. 76-0453936
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  [ ]
2

                                                                     (b)  [ ]

          N/A
--------------------------------------------------------------------------------
    SEC USE ONLY
3


--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
4

    Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
     NUMBER OF        5

       SHARES                 12,662,593
                      ----------------------------------------------------------
    BENEFICIALLY              SHARED VOTING POWER
                      6
      OWNED BY
                              -0-
        EACH          ----------------------------------------------------------
                              SOLE DISPOSITIVE POWER
     REPORTING        7

       PERSON                 12,662,593
                      ----------------------------------------------------------
        WITH                  SHARED DISPOSITIVE POWER
                      8

                              -0-
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

    12,662,593
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
10

    N/A
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

    51.9%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
12

    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 29356M100                                         Page 4 of 10 Pages
---------------------                                      ---------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    Enron Equity Corp. I.R.S. Identification No. 76-0381262
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)   [ ]
2

                                                                 (b)   [ ]

    N/A
--------------------------------------------------------------------------------
    SEC USE ONLY
3


--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
4

    Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
      NUMBER OF       5

        SHARES                460,857
                      ----------------------------------------------------------
     BENEFICIALLY             SHARED VOTING POWER
                      6
       OWNED BY
                              -0-
         EACH         ----------------------------------------------------------
                              SOLE DISPOSITIVE POWER
      REPORTING       7

        PERSON                460,857
                      ----------------------------------------------------------
         WITH                 SHARED DISPOSITIVE POWER
                      8

                              -0-
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

    460,857
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
10

    N/A
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

    1.9%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*
12

    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                     ---------------------
CUSIP NO. 29356M100                                        Page 5 of 10 Pages
---------------------                                     ---------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    Enron International Inc. I.R.S. Identification No. 76-0395191
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                               (a)  [ ]

                                                                (b)  [ ]
    N/A
--------------------------------------------------------------------------------
    SEC USE ONLY
3

--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
4

    Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
     NUMBER OF        5

       SHARES                 -0-
                      ----------------------------------------------------------
    BENEFICIALLY              SHARED VOTING POWER
                      6
      OWNED BY
                              -0-
        EACH          ----------------------------------------------------------
                              SOLE DISPOSITIVE POWER
     REPORTING        7

       PERSON                 -0-
                      ----------------------------------------------------------
        WITH                  SHARED DISPOSITIVE POWER
                      8

                              -0-
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

    -0-
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
10

    N/A
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

    -0-%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*


    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 29356M100                                         Page 6 of 10 Pages
---------------------                                      ---------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


    Enron Development Corp. I.R.S. Identification No. 76-0366259
--------------------------------------------------------------------------------
    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                (a)  [ ]

                                                                 (b)  [ ]
    N/A
--------------------------------------------------------------------------------
    SEC USE ONLY
3


--------------------------------------------------------------------------------
    CITIZENSHIP OR PLACE OF ORGANIZATION
4

    Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
     NUMBER OF        5

       SHARES                 31,536
                      ----------------------------------------------------------
    BENEFICIALLY              SHARED VOTING POWER
                      6
      OWNED BY
                              -0-
        EACH          ----------------------------------------------------------
                              SOLE DISPOSITIVE POWER
     REPORTING        7

       PERSON                 31,536
                      ----------------------------------------------------------
        WITH                  SHARED DISPOSITIVE POWER
                      8

                              -0-
--------------------------------------------------------------------------------
    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9

    31,536
--------------------------------------------------------------------------------
    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]
10

    N/A
--------------------------------------------------------------------------------
    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

    0.1%
--------------------------------------------------------------------------------
    TYPE OF REPORTING PERSON*

12
    HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP NO. 29356M100                                         Page 7 of 10 Pages
---------------------                                      ---------------------



Item 1(a)  Name of Issuer:

           Enron Global Power & Pipelines L.L.C.

Item 1(b)  Address of Issuer's principal executive offices:

           1400 Smith Street
           Houston, TX 77002

Item 2(a)  Name of person filing:

           Enron Corp.

Item 2(b)  Address of principal business office or, if none, residence:

           1400 Smith
           Houston, TX 77002

Item 2(c)  Citizenship:

           Delaware

Item 2(d)  Title of class of securities:

           Limited Liability Company Interests

Item 2(e)  CUSIP Number:   29356M100

Item 3     Not Applicable

Item 4     Ownership:

           (a)  Amount beneficially owned:

                13,154,986

           (b)  Percent of class:

                53.95%

---------------------                                     ---------------------
CUSIP NO. 29356M100                                        Page 8 of 10 Pages
---------------------                                     ---------------------





           (c)  Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote -

                      13,154,986

                (ii)  shared power to vote or to direct the vote -

                      0

                (iii) sole power to dispose or to direct the disposition of -

                      13,154,986

                (iv)  shared power to dispose or to direct the disposition of -

                      0

Items 5-6  Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See attached exhibit.


Item 8     Identification and Classification of Members of the Group:

           Not Applicable.


Items 9-10 Not Applicable

---------------------                                     ---------------------
CUSIP NO. 29356M100                                        Page 9 of 10 Pages
---------------------                                     ---------------------





                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  ENRON CORP.


     February 12, 1996            By: /s/ PEGGY B. MENCHACA
-----------------------------        -------------------------------------
            Date                  Name:  Peggy B. Menchaca
                                  Title: Vice President and Secretary



                                  ENRON HOLDING COMPANY L.L.C.


     February 12, 1996            By: /s/ PEGGY B. MENCHACA
-----------------------------        -------------------------------------
            Date                  Name:  Peggy B. Menchaca
                                  Title: Vice President and Secretary

---------------------                                     ---------------------
CUSIP NO. 29356M100                                        Page 10 of 10 Pages
---------------------                                     ---------------------



                               EXHIBIT FOR ITEM 7


         Enron Holding Company L.L.C., a Delaware limited liability company ("EHC"), owns 51.9% of the outstanding limited liability company interests of Enron Global Power & Pipelines L.L.C., a Delaware limited liability company ("EPP"). Ownership interests in EHC are evidenced by five classes of units:
"Argentina Units," "Philippines Units," "Guatemala Units," "Columbia Units" and "Dominican Republic Units." EHC is owned by three subsidiaries of Enron Corp. Enron Global Inc., a Delaware corporation ("EGI"), owns 1% of each class of EHC Units. Enron International Inc., a Delaware corporation ("EI"), owns 99% of each of the Philippines Units, the Guatemala Units and the Dominican Republic Units. Enron Equity Corp., a Delaware corporation ("EEC"), owns 99% of each of the Argentina Units and the Colombia Units. EEC also owns 1.9% of the outstanding limited liability company interests in EPP. Enron Development Corp., a Delaware corporation ("EDC"), owns 0.1% of the outstanding limited liability company interests in EPP. Enron Corp., a Delaware corporation, directly or indirectly owns all of the common stock of each of EGI, EI, EEC and EDC.